Exhibit 99.1

Sterling Bancorp Reports Fourth Quarter and Full Year 2023 Financial Results

Southfield, Michigan, January 24, 2024 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its financial results for the quarter and year ended December 31, 2023.

Fourth Quarter and Year-End 2023 Highlights

•	Fourth quarter net income of $5.1 million, or $0.10 per diluted share; full year net income of $7.4 million, or $0.15 per diluted share

•	Fourth quarter net interest margin of 2.52%; full year net interest margin of 2.68%

•	Fourth quarter provision for (recovery of) credit losses of $(4.4) million; full year provision for (recovery of) credit losses of $(8.5) million

•	Nonperforming assets of $9.0 million, or 0.37% of total assets

•	Ratio of allowance for credit losses to total loans of 2.18%

•	Total gross loans of $1.3 billion

•	Fourth quarter non-interest expense of $12.8 million; full year non-interest expense of $65.7 million

•	Total deposits of $2.0 billion

•	Shareholders’ equity of $327.7 million

•	Company’s consolidated and Bank’s leverage ratio of 13.95% and 13.38%, respectively

The Company reported net income of $5.1 million, or $0.10 per diluted share, for the quarter ended December 31, 2023, compared to net income of $0.3 million, or $0.01 per diluted share, for the quarter ended September 30, 2023. For the year ended December 31, 2023, net income was $7.4 million, or $0.15 per diluted share, compared to a net loss of $(14.2) million, or $(0.28) per diluted share, for the year ended December 31, 2022.

Thomas M. O’Brien, Chairman, President, and Chief Executive Officer commented:

“Sterling’s fourth quarter reflects continuing improvement in our expense management as the government investigations directed at Sterling have been resolved. However, we continued to bear expenses from certain indemnified individuals who are responding to government inquiries. In the fourth quarter, those expenses were approximately $0.7 million, which was more than offset by the receipt of $3.8 million of insurance reimbursements for certain prior invoices. Our directors and officers insurance covering these matters was ultimately exhausted with these payments, and we do not expect any future defense costs to be covered by insurance. We will also continue to bear modest legal, compliance and administrative costs related to our commitments under the Plea Agreement with the DOJ. Our loan portfolio declined throughout the year as we have not introduced new lending products, yet we generally maintained our total assets by increasing our short-term liquid assets at rates above our funding costs. Resulting net income for the quarter and the year further enhanced our strong capital position.

Going forward, we believe the impact of the elevated interest rate environment, particularly on deposit prices, will not likely improve in the near-term, although the pace of the rise in deposit costs has slowed. We continually evaluate our strategic position and alternatives, and currently believe that prevailing economic conditions and the lack of a robust capital market for community banks create significant limitations on pursuing a new strategic direction. Accordingly, we have elected to be patient and wait for market conditions to improve before pursuing new strategies. This approach could also create opportunities for potential strategic combinations. In the meantime, we believe we have positioned Sterling well to protect our strengths, namely: strong capital, strong liquidity and solid credit quality.”

Balance Sheet

Total Assets – Total assets were $2.4 billion at December 31, 2023, a decrease of $30.7 million, or 1%, from September 30, 2023 and a decrease of $28.7 million, or 1%, from December 31, 2022.

Cash and due from banks increased $14.3 million, or 3%, to $578.0 million at December 31, 2023 compared to $563.6 million at September 30, 2023 and increased $198.2 million, or 52%, from $379.8 million at December 31, 2022. Debt securities, all of which are available for sale, increased $20.9 million, or 5%, to $419.2 million at December 31, 2023 compared to $398.3 million at September 30, 2023 and increased $75.7 million, or 22%, from $343.6 million at December 31, 2022.

Total gross loans held for investment of $1.3 billion at December 31, 2023 declined $68.2 million, or 5%, from September 30, 2023 and declined $309.9 million, or 19%, from $1.7 billion at December 31, 2022.

Total Deposits – Total deposits were $2.0 billion at December 31, 2023, a decrease of $36.7 million, or 2%, from September 30, 2023 and an increase of $49.9 million, or 3%, from December 31, 2022.

Money market, savings and NOW deposits of $1.1 billion decreased $32.2 million, or 3%, from September 30, 2023 and increased $56.3 million, or 5%, compared to December 31, 2022. Time deposits of $873.2 million at December 31, 2023 increased $1.1 million compared to September 30, 2023 and increased $11.5 million, or 1%, compared to December 31, 2022. Noninterest-bearing deposits of $35.2 million decreased $5.5 million, or 14%, compared to September 30, 2023 and decreased $17.8 million, or 34%, compared to December 31, 2022. We did not have any brokered deposits at December 31, 2023, September 30, 2023, or December 31, 2022. The ratio of total estimated uninsured deposits to total deposits was 21.5%, 21.4% and 20.6% at December 31, 2023, September 30, 2023 and December 31, 2022, respectively. Our current strategy is to continue to offer market interest rates on our deposit products to maintain our existing customer base and our liquidity position.

Borrowings – Federal Home Loan Bank borrowings were $50 million at December 31, 2023, which were unchanged from September 30, 2023 and December 31, 2022. In the third quarter of 2023, the Company redeemed all of its subordinated notes with an aggregate outstanding principal balance of $65.0 million at a redemption price equal to 100% of the outstanding principal amount plus accrued interest.

Capital – Total shareholders’ equity was $327.7 million at December 31, 2023 compared to $316.1 million at September 30, 2023 and $312.6 million at December 31, 2022. The increase in shareholders’ equity since September 30, 2023 is primarily attributable to a $5.8 million reduction in the unrealized loss on our investment securities portfolio included in accumulated other comprehensive loss as a result of lower market yields of U.S. Treasury securities with longer maturities during the fourth quarter of 2023, along with net income of $5.1 million for the fourth quarter.

At December 31, 2023, the Company’s consolidated and the Bank’s leverage ratio were 13.95% and 13.38%, respectively. The Company and the Bank elected to opt into the Community Bank Leverage Ratio framework, effective January 1, 2023. As such, each of the Company and the Bank is required to maintain a Tier 1 leverage ratio of greater than 9.0% to be considered to have satisfied the minimum regulatory capital requirements as well as the capital ratio requirements to be considered well capitalized for regulatory purposes.

Asset Quality and Recovery of Credit Losses – A recovery of credit losses of $(4.4) million was recorded for the fourth quarter of 2023 compared to a recovery of credit losses of $(1.9) million for the third quarter of 2023. The recovery of credit losses during the fourth quarter primarily reflects general improvement in our economic forecast as well as the decline in our loan portfolio from the prior period. The allowance for credit losses was $29.4 million, $34.3 million and $45.5 million, or 2.18%, 2.42% and 2.74% of total loans held for investment, at December 31. 2023, September 30, 2023 and December 31, 2022, respectively.

Recoveries during the fourth and third quarter of 2023 were $64 thousand and $1 thousand, respectively, with no charge offs in either quarter.

Nonperforming assets at December 31, 2023 totaled $9.0 million, or 0.37% of total assets, compared to $6.2 million, or 0.25% of total assets, at September 30, 2023, primarily due to an increase of $3.9 million in nonaccrual residential real estate loans, partially offset by the extension of a $1.1 million construction loan in the fourth quarter which was over 90 days past its maturity at September 30, 2023. Nonperforming assets at December 31, 2023 declined by $29.3 million, or 77%, from December 31, 2022 mainly due to the sale of nonperforming and chronically delinquent residential real estate loans in the second quarter of 2023.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the fourth quarter of 2023 was $15.1 million compared to $16.0 million for the prior quarter of 2023 and $18.5 million for the fourth quarter of 2022. The net interest margin of 2.52% for the fourth quarter of 2023 decreased from the prior quarter’s net interest margin of 2.62% and decreased from the net interest margin of 3.09% for the fourth quarter of 2022. The decrease in net interest income during the fourth quarter of 2023 compared to the prior quarter was primarily due to the decline in the average balance of our loan portfolio of $69.4 million, or 5%, during the fourth quarter and a 26 basis point increase in the average rate paid on interest-bearing deposits during the same period, partially offset by a 9 and 39 basis point increase in the average yields on loans and investments, respectively. The decrease in net interest income during the fourth quarter of 2023 compared to the fourth quarter of 2022 was primarily due to a 204 basis point increase in the average rate paid on interest-bearing deposits, partially offset by a 95 basis point increase in the average yield on total interest-earning assets during the same period.

Net interest income for the year ended December 31, 2023 was $65.0 million, a decrease of $13.8 million from the year ended December 31, 2022. The net interest margin of 2.68% for the year ended December 31, 2023 decreased from the prior year’s net interest margin of 3.06%. The decrease in net interest income for the year ended December 31, 2023 is primarily attributable to a 216 basis point increase in the average rate paid on interest-bearing deposits, reflecting the effects of the increasing rate environment during 2022 which continued into the first half of 2023. This was partially offset by the impact of a 365 basis point increase in the average yield of other interest-earning assets (primarily cash and cash equivalents) and 136 basis point increase in the average yield on investment securities. Interest income on loans decreased $0.7 million primarily due to the impact of a $315.2 million, or 17%, decline in the average balance of loans, despite a 96 basis point increase in the average yield on loans.

Non-Interest Income – Non-interest income for the fourth quarter of 2023 was $0.2 million compared to $0.4 million for the prior quarter and $0.2 million for the fourth quarter of 2022.

Non-interest income for the year ended December 31, 2023 was $2.8 million, an increase of $1.5 million from $1.3 million for the year ended December 31, 2022. The increase was primarily attributable to a $1.6 million gain on the sale of all loans that were held for sale, comprised primarily of nonperforming and chronically delinquent residential real estate loans, which occurred in the second quarter of 2023.

Non-Interest Expense – Non-interest expense for the fourth quarter of 2023 was $12.8 million, a decrease of $4.9 million, or 28%, compared to $17.7 million for the third quarter of 2023, and a decrease of $24.3 million, or 65%, compared to $37.1 million the fourth quarter of 2022. The decrease compared to the third quarter of 2023 was primarily due to a $5.2 million decrease in professional fees. During the fourth quarter of 2023, we received $3.8 million from our insurance carriers for expenses previously incurred relating to the government investigations which was primarily due to ongoing investigations against selected individuals and our decision to cover legal costs with respect to certain of these individuals. Professional fees also decreased as the Office of Comptroller of the Currency and U.S. Department of Justice (the “DOJ”) investigations into the Company and Bank were resolved. We expect to incur future legal expenses relating to ongoing government investigations against selected individuals, which will not be covered by our insurance carriers as the policy limits have been reached.

Non-interest expense for the year ended December 31, 2023 was $65.7 million, a decrease of $31.9 million, or 33%, compared to $97.6 million for the year ended December 31, 2022. The decrease was primarily attributable to an $18.2 million provision for contingent losses recognized during the fourth quarter of 2022 reflecting our revised estimate of the financial impact of the resolution of the DOJ investigation. Professional fees were $13.8 million lower in 2023 compared to 2022 due in part to receiving $5.9 million more in 2023 compared to 2022 in payments from our insurance carriers for expenses previously incurred relating to the government investigations. Professional fees for 2023 also decreased as the government investigations against the Company and Bank were resolved. Other expenses declined $2.4 million, or 24%, in 2023 primarily due to a $2.3 million loss in 2022 to record the fair value discount on $65.6 million of repurchased Advantage Loan Program loans. Salaries and employee benefits expense in the year ended December 31, 2023 increased $2.4 million, or 7%, primarily due to a $4.0 million reversal in the second quarter of 2022 of liabilities upon the surrender of certain split-dollar and company-owned life insurance policies.

Income Tax Expense – For the year ended December 31, 2023, the Company recorded income tax expense of $3.1 million, or an effective tax rate of 30%, which differs slightly from our statutory rate of 28% due primarily to non-deductible compensation and other non-deductible expenses. For the year ended December 31, 2022, the Company recorded an income tax expense of $6.6 million on a loss before income taxes of $(7.6) million. Our income tax expense for the year ended December 31, 2022 included $3.6 million in income tax on the increase in the cash surrender value of certain split-dollar and company-owned life insurance policies as a result of the surrender of these policies and the effect of the provision for contingent losses in 2022 being non-deductible.

Conference Call and Webcast

Management will host a conference call on Wednesday, January 24, 2024 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter and year ended December 31, 2023. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through January 31, 2024 by U.S callers dialing (877) 344-7529 and international callers dialing (412) 317-0088, using conference ID number 1967279.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This Press Release contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “believe,” “expect,” “continue,” “will,” “estimate,” “plan,” “anticipate” and “would” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding, the economy and financial markets, government investigations, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this Press Release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023 and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2023, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. These risks are not exhaustive. Other sections of this Press Release and our filings with the Securities and Exchange Commission include additional factors that could adversely impact our business and financial performance. Moreover, we operate in very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Press Release. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended			At and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Net income (loss)	$5,063	$314	$(18,433)	$7,413	$(14,194)
Income (loss) per share, diluted	$0.10	$0.01	$(0.37)	$0.15	$(0.28)
Net interest income	$15,105	$15,994	$18,521	$64,959	$78,802
Net interest margin	2.52%	2.62%	3.09%	2.68%	3.06%
Non-interest income	$213	$384	$248	$2,786	$1,347
Non-interest expense	$12,830	$17,702	$37,110	$65,710	$97,648
Loans, net of allowance for credit losses	$1,319,568	$1,382,860	$1,613,385	$1,319,568	$1,613,385
Total deposits	$2,003,986	$2,040,658	$1,954,037	$2,003,986	$1,954,037
Asset Quality
Nonperforming loans	$8,973	$6,182	$33,725	$8,973	$33,725
Allowance for credit losses to total loans	2.18%	2.42%	2.74%	2.18%	2.74%
Allowance for credit losses to nonaccrual loans	329%	681%	135%	329%	135%
Nonaccrual loans to total loans outstanding	0.66%	0.36%	2.03%	0.66%	2.03%
Net charge offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	(0.02)%	0.40%	0.06%
Recovery of credit losses	$(4,357)	$(1,942)	$(179)	$(8,527)	$(9,934)
Net charge offs (recoveries)	$(64)	$(1)	$(281)	$5,945	$1,150
Performance Ratios
Return on average assets	0.83%	0.05%	(3.01)%	0.30%	(0.54)%
Return on average shareholders' equity	6.34%	0.39%	(22.15)%	2.35%	(4.19)%
Efficiency ratio (1)	83.76%	108.08%	197.72%	97.00%	121.83%
Yield on average interest-earning assets	5.49%	5.39%	4.54%	5.23%	3.88%
Cost of average interest-bearing liabilities	3.47%	3.24%	1.74%	3.02%	0.98%
Net interest spread	2.02%	2.15%	2.80%	2.21%	2.90%
Capital Ratios(2)(3)
Regulatory and Other Capital Ratios — Consolidated:
Tier 1 (core) capital to average total assets (leverage ratio)	13.95%	13.42%	13.54%	13.95%	13.54%
Regulatory and Other Capital Ratios — Bank:
Tier 1 (core) capital to average total assets (leverage ratio)	13.38%	12.93%	16.56%	13.38%	16.56%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) December 31, 2023 capital ratios are estimated.

(3) Effective January 1, 2023, the Company and Bank elected to opt into the community bank leverage ratio framework.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	September 30,	%	December 31,	%
(dollars in thousands)	2023	2023	change	2022	change
Assets
Cash and due from banks	$577,967	$563,622	3%	$379,798	52%
Interest-bearing time deposits with other banks	5,226	1,174	N/M	934	N/M
Debt securities available for sale	419,213	398,302	5%	343,558	22%
Equity securities	4,703	4,505	4%	4,642	1%
Loans held for sale	—	—	N/M	7,725	(100)%
Loans, net of allowance for credit losses of $29,404, $34,267 and $45,464	1,319,568	1,382,860	(5)%	1,613,385	(18)%
Accrued interest receivable	8,509	8,854	(4)%	7,829	9%
Mortgage servicing rights, net	1,542	1,631	(5)%	1,794	(14)%
Leasehold improvements and equipment, net	5,430	5,583	(3)%	6,301	(14)%
Operating lease right-of-use assets	11,454	12,197	(6)%	14,800	(23)%
Federal Home Loan Bank stock, at cost	18,923	18,923	0%	20,288	(7)%
Federal Reserve Bank stock, at cost	9,048	9,001	1%	—	N/M
Company-owned life insurance	8,711	8,658	1%	8,501	2%
Deferred tax asset, net	16,959	22,475	(25)%	23,704	(28)%
Other assets	8,750	8,888	(2)%	11,476	(24)%
Total assets	$2,416,003	$2,446,673	(1)%	$2,444,735	(1)%

Liabilities
Noninterest-bearing deposits	$35,245	$40,780	(14)%	$53,041	(34)%
Interest-bearing deposits	1,968,741	1,999,878	(2)%	1,900,996	4%
Total deposits	2,003,986	2,040,658	(2)%	1,954,037	3%
Federal Home Loan Bank borrowings	50,000	50,000	0%	50,000	0%
Subordinated notes, net	—	—	N/M	65,271	(100)%
Operating lease liabilities	12,537	13,317	(6)%	15,990	(22)%
Other liabilities	21,757	26,595	(18)%	46,810	(54)%
Total liabilities	2,088,280	2,130,570	(2)%	2,132,108	(2)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; shares issued and outstanding 52,070,361, 52,072,631 and 50,795,871	84,323	84,323	0%	83,295	1%
Additional paid-in capital	16,660	15,882	5%	14,808	13%
Retained earnings	241,964	236,901	2%	234,049	3%
Accumulated other comprehensive loss	(15,224)	(21,003)	28%	(19,525)	22%
Total shareholders’ equity	327,723	316,103	4%	312,627	5%
Total liabilities and shareholders’ equity	$2,416,003	$2,446,673	(1)%	$2,444,735	(1)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Year Ended
	December 31,	September 30,	%	December 31,	%	December 31,	December 31,	%
(dollars in thousands, except per share amounts)	2023	2023	change	2022	change	2023	2022	change
Interest income
Interest and fees on loans	$20,969	$21,663	(3)%	$21,786	(4)%	$86,684	$87,375	(1)%
Interest and dividends on investment securities and restricted stock	3,800	3,134	21%	2,293	66%	12,056	6,426	88%
Interest on interest-bearing cash deposits	8,159	8,081	1%	3,200	N/M	28,049	6,131	N/M
Total interest income	32,928	32,878	0%	27,279	21%	126,789	99,932	27%
Interest expense
Interest on deposits	17,572	16,391	7%	6,922	N/M	57,109	14,992	N/M
Interest on Federal Home Loan Bank borrowings	251	250	0%	250	0%	994	1,169	(15)%
Interest on subordinated notes	—	243	(100)%	1,586	(100)%	3,727	4,969	(25)%
Total interest expense	17,823	16,884	6%	8,758	N/M	61,830	21,130	N/M
Net interest income	15,105	15,994	(6)%	18,521	(18)%	64,959	78,802	(18)%
Recovery of credit losses	(4,357)	(1,942)	N/M	(179)	N/M	(8,527)	(9,934)	14%
Net interest income after recovery of credit losses	19,462	17,936	9%	18,700	4%	73,486	88,736	(17)%
Non-interest income
Service charges and fees	75	97	(23)%	84	(11)%	344	435	(21)%
Gain (loss) on sale of investment securities	(111)	—	N/M	32	N/M	(113)	32	N/M
Gain (loss) on sale of loans held for sale	(72)	—	N/M	(57)	(26)%	1,623	143	N/M
Unrealized gain (loss) on equity securities	198	(137)	N/M	10	N/M	61	(580)	N/M
Net servicing income (loss)	40	107	(63)%	98	(59)%	308	(20)	N/M
Income earned on company-owned life insurance	83	83	0%	81	2%	327	751	(56)%
Other	—	234	(100)%	—	N/M	236	586	(60)%
Total non-interest income	213	384	(45)%	248	(14)%	2,786	1,347	N/M
Non-interest expense
Salaries and employee benefits	8,500	8,753	(3)%	8,985	(5)%	35,937	33,507	7%
Occupancy and equipment	2,096	2,110	(1)%	2,216	(5)%	8,369	8,657	(3)%
Professional fees	(908)	4,242	N/M	5,929	N/M	10,076	23,908	(58)%
FDIC insurance	264	274	(4)%	115	N/M	1,058	1,146	(8)%
Data processing	704	745	(6)%	766	(8)%	2,941	3,058	(4)%
Net provision for (recovery of) mortgage repurchase liability	(40)	(80)	50%	31	N/M	(59)	(639)	91%
Provision for contingent losses	—	—	N/M	18,239	(100)%	—	18,239	(100)%
Other	2,214	1,658	34%	829	N/M	7,388	9,772	(24)%
Total non-interest expense	12,830	17,702	(28)%	37,110	(65)%	65,710	97,648	(33)%
Income (loss) before income taxes	6,845	618	N/M	(18,162)	N/M	10,562	(7,565)	N/M
Income tax expense	1,782	304	N/M	271	N/M	3,149	6,629	(52)%
Net income (loss)	$5,063	$314	N/M	$(18,433)	N/M	$7,413	$(14,194)	N/M

Income (loss) per share, basic and diluted	$0.10	$0.01		$(0.37)		$0.15	$(0.28)
Weighted average common shares outstanding:
Basic	50,703,220	50,699,967		50,403,310		50,630,928	50,346,198
Diluted	51,182,011	51,069,683		50,403,310		50,778,559	50,346,198

N/M - Not Meaningful

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,111,391	$17,181	6.18%	$1,174,075	$17,546	5.98%	$1,428,840	$18,331	5.13%
Commercial real estate	237,997	3,065	5.15%	228,939	2,953	5.16%	219,414	2,480	4.52%
Construction	13,789	347	10.07%	29,337	786	10.72%	45,486	957	8.42%
Commercial and industrial	17,611	376	8.54%	17,796	378	8.50%	1,389	18	5.18%
Total loans	1,380,788	20,969	6.07%	1,450,147	21,663	5.98%	1,695,129	21,786	5.14%
Securities, includes restricted stock(2)	431,994	3,800	3.52%	400,838	3,134	3.13%	370,460	2,293	2.48%
Other interest-earning assets	585,703	8,159	5.57%	589,267	8,081	5.49%	335,237	3,200	3.82%
Total interest-earning assets	2,398,485	32,928	5.49%	2,440,252	32,878	5.39%	2,400,826	27,279	4.54%
Noninterest-earning assets
Cash and due from banks	3,822			4,780			4,221
Other assets	30,305			29,535			28,432
Total assets	$2,432,612			$2,474,567			$2,433,479
Interest-bearing liabilities
Money market, savings and NOW	$1,116,533	$9,745	3.46%	$1,099,070	$8,930	3.22%	$1,078,873	$3,490	1.28%
Time deposits	873,928	7,827	3.55%	907,466	7,461	3.26%	799,524	3,432	1.70%
Total interest-bearing deposits	1,990,461	17,572	3.50%	2,006,536	16,391	3.24%	1,878,397	6,922	1.46%
FHLB borrowings	50,000	251	1.96%	50,000	250	1.96%	50,000	250	1.96%
Subordinated notes, net	-	-	0.00%	9,218	243	10.32%	65,283	1,586	9.51%
Total borrowings	50,000	251	1.96%	59,218	493	3.26%	115,283	1,836	6.23%
Total interest-bearing liabilities	2,040,461	17,823	3.47%	2,065,754	16,884	3.24%	1,993,680	8,758	1.74%
Noninterest-bearing liabilities
Demand deposits	38,310			42,355			60,615
Other liabilities	36,768			48,640			49,036
Shareholders' equity	317,073			317,818			330,148
Total liabilities and shareholders' equity	$2,432,612			$2,474,567			$2,433,479
Net interest income and spread(2)		$15,105	2.02%		$15,994	2.15%		$18,521	2.80%
Net interest margin(2)			2.52%			2.62%			3.09%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

	Year Ended
	December 31, 2023			December 31, 2022
	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,231,559	$71,491	5.80%	$1,524,373	$71,229	4.67%
Commercial real estate	228,963	11,401	4.98%	225,480	10,921	4.84%
Construction	29,020	2,987	10.29%	63,841	5,179	8.11%
Commercial and industrial	9,827	805	8.19%	879	46	5.23%
Total loans	1,499,369	86,684	5.78%	1,814,573	87,375	4.82%
Securities, includes restricted stock(2)	393,767	12,056	3.06%	377,959	6,426	1.70%
Other interest-earning assets	532,789	28,049	5.26%	380,236	6,131	1.61%
Total interest-earning assets	2,425,925	126,789	5.23%	2,572,768	99,932	3.88%
Noninterest-earning assets
Cash and due from banks	4,326			3,942
Other assets	28,648			33,547
Total assets	$2,458,899			$2,610,257
Interest-bearing liabilities
Money market, savings and NOW	$1,049,818	$29,559	2.82%	$1,215,059	$7,006	0.58%
Time deposits	912,966	27,550	3.02%	782,760	7,986	1.02%
Total interest-bearing deposits	1,962,784	57,109	2.91%	1,997,819	14,992	0.75%
FHLB borrowings	50,000	994	1.99%	89,822	1,169	1.30%
Subordinated notes, net	34,683	3,727	10.60%	65,310	4,969	7.50%
Total borrowings	84,683	4,721	5.50%	155,132	6,138	3.90%
Total interest-bearing liabilities	2,047,467	61,830	3.02%	2,152,951	21,130	0.98%
Noninterest-bearing liabilities
Demand deposits	43,702			67,953
Other liabilities	52,220			50,740
Shareholders' equity	315,510			338,613
Total liabilities and shareholders' equity	$2,458,899			$2,610,257
Net interest income and spread(2)		$64,959	2.21%		$78,802	2.90%
Net interest margin(2)			2.68%			3.06%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

	December 31,	September 30,	%	December 31,	%
(dollars in thousands)	2023	2023	change	2022	change
Residential real estate	$1,085,776	$1,139,205	(5)%	$1,391,276	(22)%
Commercial real estate	236,982	237,812	(0)%	221,669	7%
Construction	10,381	22,292	(53)%	44,503	(77)%
Commercial and industrial	15,832	17,809	(11)%	1,396	N/M
Other consumer	1	9	(89)%	5	(80)%
Total loans held for investment	1,348,972	1,417,127	(5)%	1,658,849	(19)%
Less: allowance for credit losses	(29,404)	(34,267)	(14)%	(45,464)	(35)%
Loans, net	$1,319,568	$1,382,860	(5)%	$1,613,385	(18)%

Loans held for sale	$—	$—	N/M	$7,725	(100)%
Total gross loans	$1,348,972	$1,417,127	(5)%	$1,666,574	(19)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Allowance for Credit Losses - Loans (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2023	2023	2022	2023	2022
Balance at beginning of period	$34,267	$36,153	$45,362	$45,464	$56,548
Adjustment to adopt ASU 2016-13	—	—	—	(1,651)	—
Adjustment to adopt ASU 2022-02	—	—	—	380	—
Balance after adoption	$34,267	$36,153	$45,362	$44,193	$56,548
Provision for (recovery of) credit losses	(4,927)	(1,887)	(179)	(8,844)	(9,934)
Charge offs	—	—	—	(6,478)	(4,261)
Recoveries	64	1	281	533	3,111
Balance at end of period	$29,404	$34,267	$45,464	$29,404	$45,464

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

	December 31,	September 30,	%	December 31,	%
(dollars in thousands)	2023	2023	change	2022	change
Noninterest-bearing deposits	$35,245	$40,780	(14)%	$53,041	(34)%
Money Market, Savings and NOW	1,095,521	1,127,735	(3)%	1,039,263	5%
Time deposits	873,220	872,143	0%	861,733	1%
Total deposits	$2,003,986	$2,040,658	(2)%	$1,954,037	3%

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands)	2023	2023	2022
Nonaccrual loans(1)(2)
Residential real estate	$8,942	$5,035	$33,690
Loans past due 90 days or more and still accruing interest	31	1,147	35
Nonperforming loans	8,973	6,182	33,725
Other troubled debt restructurings(3)	—	—	2,637
Nonaccrual loans held for sale	—	—	1,942
Nonperforming assets	$8,973	$6,182	$38,304
Total loans (1)	$1,348,972	$1,417,127	$1,658,849
Total assets	$2,416,003	$2,446,673	$2,444,735
Nonaccrual loans to total loans outstanding (2)	0.66%	0.36%	2.03%
Nonperforming assets to total assets	0.37%	0.25%	1.57%
Allowance for credit losses to total loans	2.18%	2.42%	2.74%
Allowance for credit losses to nonaccrual loans	329%	681%	135%
Net charge offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	(0.02)%

(1) Loans are classified as held for investment and are presented before the allowance for credit losses.

(2) Total nonaccrual loans exclude nonaccrual loans held for sale. If nonaccrual loans held for sale are included, the ratio of total nonaccrual loans to total gross loans would be 0.66%, 0.36% and 2.14% at December 31, 2023, September 30, 2023, and December 31, 2022, respectively.

(3) Other troubled debt restructurings at December 31, 2022 exclude those loans presented above as nonaccrual or past due 90 days or more and still accruing interest. Effective January 1, 2023, loan modifications involving borrowers experiencing financial difficulty are evaluated under the new credit loss model. There were no such loan modifications during the three months ended December 31, 2023 and September 30, 2023.